EXHIBIT 10.15



                AMENDMENT TO EMPLOYMENT AGREEMENT

      This Amendment, dated as of May 15, 1997, amends that certain Employment Agreement (the "Employment Agreement") dated as of April 27, 1995, as amended, by and between Spectrum Information Technologies, Inc. ("Employer") and Barry Hintze ("Employee").

      Employer retains the right to discharge Employee for any reason or without reason. Employer agrees, however, that if it discharges Employee for any reason other than just cause, Employee shall be entitled to a severance benefit equal to twelve
(12) month's base salary and participation in Employer's Executive Medical Plan for twelve (12) months; provided, however, that such participation in the Employer's Executive Medical Plan shall not be deemed a waiver of Employee's right to continue to receive benefits under any group health care insurance plan, at Employee's expense, to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985. For the purposes of this Amendment, "just cause" shall be defined as dishonesty, willful misconduct, gross negligence or intentional failure by Employee to discharge fully and faithfully and to the best of his ability the duty imposed on him. Employee's benefits pursuant to this paragraph are and shall be payable immediately upon such discharge without just cause.

      All other terms and provisions contained in the Employment
Agreement shall remain in effect.

                               Spectrum Information Technologies, Inc.


                               /s/Donald J. Amoruso
                               --------------------------------
                               By: Donald J. Amoruso
                               Its: Chairman and Chief Executive Officer


                               /s/ Barry J. Hintze
                               --------------------------------
                               Barry J. Hintze